UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Act of 1934

Date of Report (Date of earliest event reported)	June 18, 2010

CHUGACH ELECTRIC ASSOCIATION, INC.
(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, Alaska	99518
(Address of Principal’s Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

Chugach is in the process of developing a natural gas-fired generation plant on land currently owned by Chugach near its Anchorage headquarters.  The Southcentral Power Project (SPP) will be developed and owned as tenants in common with Anchorage Municipal Light & Power (AML&P).

To build the project Chugach entered into an Engineering, Procurement, and Construction (EPC) contract with SNC-Lavalin Constructors, Inc. (SLCI) on June 18, 2010.  The new contract will provide engineering, procurement, and construction services related to SPP beginning in 2010 and terminating with the final completion of the project, which is expected to be in December 2012.

Chugach is the Managing Participant and contracting party with SLCI.  Chugach will own approximately 70% of the new power plant and receive the same percentage of power during operation.  ML&P will own the remaining percentage of the new plant and receive the same percentage of power during operation.

SPP will be a natural gas-fired combined cycle power plant utilizing General Electric LM6000 PF-25 combustion turbines in a three-on-one configuration, in which each combustion turbine exhausts to a once-through steam generator.  The steam is then used to generate power from a steam turbine generator.  Total power production is nominally 183 MW at design conditions.

The agreement with SLCI is a lump-sum, turnkey contract for engineering, procuring, and constructing the power plant.  There is one option in the contract to construct a building which will contain a maintenance shop and warehouse facilities.  Chugach and ML&P will separately purchase and supply (i) three combustion turbine generators, (ii) three once-through steam generators, and (iii) one steam turbine generator.  Equipment purchase contracts for each of these pieces of equipment will not be assigned to SLCI, but SLCI will install and commission them as part of the project.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	June 23, 2010	CHUGACH ELECTRIC ASSOCIATION, INC.

		By:	/s/ Bradley W. Evans
Bradley W. Evans
Chief Executive Officer